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                          RESTATED CERTIFICATE OF TRUST

                                       OF

                          ZIONS INSTITUTIONAL CAPITAL A


     THIS Restated Certificate of Trust of Zions Institutional Capital A (the "Trust"), dated as of December 23, 1996, is being duly executed and filed by the undersigned, as trustee, to restate the original Certificate of Trust of the Trust, which was filed on December 18, 1996, with the Secretary of State of the State of Delaware (the "Certificate") to create a business trust under the Delaware Business Trust Act (12 DEL.C. SECTION 3801, ET SEQ.).

          The Certificate is hereby restated in its entirety to read as follows:

          1. NAME. The name of the business trust being created hereby is Zions Institutional Capital Trust A.

          2. DELAWARE TRUSTEE. The name and business address of the trustee of the Trust in the State of Delaware are Chase Manhattan Bank Delaware, 1201 Market Street, Wilmington, Delaware 19801.

          3. EFFECTIVE DATE. This Certificate of Trust shall be effective upon its filing with the Secretary of State.

          IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Restated Certificate of Trust as of the date first-above written.

                              CHASE MANHATTAN BANK DELAWARE
                              not in its individual capacity but solely as trustee of the Trust



                              By:     /s/  John J. Cashn
                                  ------------------------------------
                                  Name:   JOHN J. CASHN
                                  Title:  SENIOR TRUST OFFICER